AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT, dated as of December 21, 2010, is made by and between Tractor Supply Company, a Delaware corporation (the “Company”), and James F. Wright (the “Executive”) and amends and restates that certain Change in Control Agreement made by and between the Company and Executive dated August 1, 2002, as amended.

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of the Company's senior management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Defined Terms.  The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2. Term of Agreement.  The Term of this Agreement shall commence on the date hereof and shall continue in effect through June 30, 2012; provided, however, that if a Change in Control occurs during the Term, the Term shall expire no earlier than the second anniversary of the date on which such Change in Control occurs.

3. Company's Covenants.  In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein.  Except as provided in Section 5(c) hereof, no Severance Payments or other benefits shall be payable or provided under this Agreement unless there shall have been (or, under the terms of the last sentence of Section 6(a) hereof, there shall be deemed to have been) a termination of the Executive's employment with the Company on or following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4. The Executive's Covenants.

(a)           Employment.  The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Change in Control, (ii) the Date of Termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or Retirement, or (iii) the termination by the Company of the Executive's employment for any reason.

(b)           Noncompetition, etc. The Executive agrees that the Executive will not, for a period of one year from the Date of Termination of the Executive’s employment by the Company, (i) directly or indirectly become an employee, director, consultant or advisor of, or otherwise affiliated with, any operator of farm and ranch stores in the United States, (ii) directly or indirectly solicit or hire, or encourage the solicitation or hiring of, any person who was an employee of the Company at any time on or after such Date of Termination (unless more than six months shall have elapsed between the last day of such person's employment by the Company and the first date of such solicitation or hiring), or (iii) disparage the name, business reputation or business practices of the Company or any of its officers or directors, or interfere with the Company's existing or prospective business relationships.  The Executive also agrees that the Executive will not, during Executive’s employment and following the Date of Termination of Executive’s employment, without the written consent of the Company, disclose to any person, other than as required by law or court order, any confidential information or trade secrets obtained by the Executive while in the employ of the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company.  The Executive acknowledges that these restrictions are reasonable and necessary to protect the Company's legitimate interests, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of these restrictions will result in irreparable harm to the Company. The Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(c)           Return of Confidential Information.  Upon termination of Executive’s employment with the Company or at any other time upon the Company’s request, Executive shall promptly return to the Company all originals and all copies (including photocopies and facsimiles and copies on computers or other means of electronic storage) of all materials relating in any way to confidential information or the business of the Company or any affiliates of the Company, whether made or compiled by Executive or furnished to Executive by virtue of his or her employment with the Company and will so represent to the Company.  Upon Executive’s termination of employment with the Company, Executive shall also return to the Company all Company property in his or her possession.

5.	Compensation Other Than Severance Payments.

(a)           If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive's full salary to the Executive through the Date of Termination (the “Accrued Salary”) at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under and in accordance with the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.  The Accrued Salary shall be paid to the Executive within thirty (30) days of the Date of Termination, with the payment date determined by the Company in its sole discretion.

(b)           If the Executive's employment shall terminate for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive's normal post-termination compensation and benefits, if any; provided, however, that, except as set forth in Section 4.9 of the First Amended and Restated Employment Agreement dated December 21, 2010 between the Company and the Executive, the severance benefits provided in Section 6 hereof shall be exclusive and the Executive shall not be entitled to participate in, or receive severance benefits under, any other severance plan or program that may be adopted by the Company or any other employment agreement.  Any post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

(c)           Notwithstanding any provision of any stock option plan, stock incentive plan, restricted stock plan, stock option or similar plan or agreement to the contrary, immediately upon the occurrence of a Change in Control during the Term, and without regard to whether the Executive’s employment is terminated, the Executive shall be fully vested in all then outstanding options to acquire stock of the Company (or if such options have been assumed by, or replaced with options for shares of, a parent, surviving or acquiring company, such assumed or replacement options), and all then outstanding restricted shares of stock of the Company and other equity-based awards (including restricted stock units) (or the stock or equity of any parent, surviving or acquiring company into which such restricted shares have been converted or for which they have been exchanged) held by the Executive.

6.	Severance Payments.

(a)           Severance Payments.  If the Executive's employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death, Disability or Retirement, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the following amounts, and provide the Executive the following benefits (collectively, the “Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof:

(i)
In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive (including pursuant to any employment agreement), the Company shall pay to the Executive a lump sum severance payment, in cash, equal to 2.0 times the sum of (x) the Executive's base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (y) the Executive's target annual bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, in respect of the fiscal year in which occurs the Change in Control.

(ii)
For the two year period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method (after taking into account the effect of such method on the calculation of “parachute payments” pursuant to Section 6(b) hereof), such insurance benefits shall be provided through a third-party insurer.  The Company’s payment of such premiums shall be paid directly to the relevant third party insurers on a monthly basis.  Benefits otherwise receivable by the Executive pursuant to this Section 6(a)(ii) shall be reduced to the extent benefits of the same type are received by or made available to the Executive by a subsequent employer of the Executive during the two year period following the Executive's termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.

(iii)
Notwithstanding any provision of any stock option plan, stock incentive plan, restricted stock plan or similar plan or agreement to the contrary, as of the Date of Termination, (x) the Executive shall be fully vested in all outstanding options to acquire stock of the Company (or the options of any parent, surviving, or acquiring company then held by the Executive) and all then outstanding restricted shares of stock of the Company and other equity-based awards (including restricted stock units) (or such parent, surviving or acquiring company) held by the Executive, and (y) subject to any limitation on exercise in any such plan or agreement that may not be amended without stockholder approval, all options referred to in clause (x) above shall be immediately exercisable and shall remain exercisable until the earlier of (1) the second anniversary of the Date of Termination, or (2) the otherwise applicable expiration date of the term of such option.

(iv)	To the extent that the full vesting of any stock option, share of restricted stock or other equity-based award, or the full exercisability of any stock option or other equity-based award, provided for in Section 5(c) or Section 6(a)(iii) should violate any law, rule or regulation of any governmental authority or self-regulatory organization applicable to the Company, or to the extent otherwise determined by the Company in its sole discretion, the Company may, in lieu of providing any vesting or exercisability rights pursuant to Section 5(c) or 6(a)(iii), (x) cancel any or all of the Executive’s outstanding options in exchange for a lump sum payment, in cash, equal to the excess of the fair market value of the shares of stock underlying such options (whether or not vested or exercisable) on the Date of Termination (as reasonably determined by the Board in good faith) over the aggregate exercise price provided for in such stock options, and (y) repurchase any shares of restricted stock or other equity-based awards (including restricted stock units) at their fair market value (as determined by the Board without regard to the restrictions on such shares of stock). The lump sum payment provided for in this Section 6(a)(iv) shall be made, if at all, within thirty (30) days of the Date of Termination, with the payment date determined by the Company in its sole discretion.

(v)
The Company shall pay to the Executive a lump sum amount, in cash, equal to the Executive's target annual bonus under any bonus plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination multiplied by a fraction, the numerator of which is the number of days in such fiscal year through and including the Date of Termination, and the denominator of which is 365.  The lump sum payment provided for in this Section 6(a)(v) shall be made, if at all, within thirty (30) days of the Date of Termination, with the payment date determined by the Company in its sole discretion.

(vi)
The Company shall provide the Executive with outplacement services suitable to the Executive's position for a period of one year following his or her Date of Termination or, if earlier, until the first acceptance by the Executive of an offer of employment.

For purposes of this Agreement, the Executive's employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (x) the Executive's employment is terminated by the Company without Cause (whether or not a Change in Control ever occurs) and, at the time of such termination, the Company is a party to a written agreement the consummation of which would constitute a Change in Control, or (y) the Executive terminates his employment for Good Reason (whether or not a Change in Control ever occurs) within six (6) months of the occurrence of the event which constitutes Good Reason, or if shorter, the end of the term, and, both at the time the event occurs that constitutes Good Reason and at the time of such termination, the Company is a party to such an agreement.

Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the Severance Payments to be made to the Executive pursuant to this Section 6(a) shall be made in reliance upon Treasury Regulations promulgated under Section 409A of the Code, including Section 1.409A-1(b)(9) of the Treasury Regulations (including any exceptions from the application of Section 409A thereunder) or Section 1.409A-1(b)(4) of the Treasury Regulations.  For this purpose, each Severance Payment shall be considered a separate and distinct payment for purposes of Section 409A of the Code.  However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (a) no amount shall be payable pursuant to this Section 6(a) unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (b) if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the Severance Payments to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s Severance Payments shall not be provided to Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) or (y) the date of Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this paragraph shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Treasury Regulations and any successor provision thereto).

(b)           Section 280G Provisions

(i)  Notwithstanding anything contained in this Agreement to the contrary, if any payment or benefit the Executive would receive from the Company pursuant to this Agreement or otherwise ("Payment") would, as determined by tax counsel to the Company reasonably acceptable to the Executive (“Tax Counsel”), (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this Section 6(b), be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Payment will be adjusted to equal the Reduced Amount.  The "Reduced Amount" will be either (1) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment.  If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and, subject to Section 6(b)(iii), the Executive will have no rights to an additional payments and/or benefits constituting the Payment.  In no event will the Company or any stockholder be liable to the Executive for any amounts not paid as a result of the operation of this Section 6(b).  No portion of any Payment shall be taken into account which in the opinion of Tax Counsel does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A) (regarding reasonable compensation for services rendered after a change in control).

(ii)           Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Reduced Amount, the Company shall reduce or eliminate the Payments by (i) first reducing or eliminating those payments or benefits which are payable in cash and (ii) then reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the Change in Control. Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(iii)           In the event that the Payments subject to the Excise Tax are Finally Determined to differ from the amount taken into account in applying Section 6(b)(i), the Company and Executive shall redetermine the Reduced Amount of each Finally Determined Payment, and the Company shall pay to Executive, or the Executive shall pay to the Company (as the case may be), in each case within 30 days of the redetermination, any difference between the redetermined Reduced Amounts and the originally calculated Reduced Amounts.

(c)           The payments provided for in Section 6(a)(i) (as adjusted by Section 6 (b)(i)) hereof shall be made not later than the tenth business day following the Date of Termination, with the payment date determined by the Company in its sole discretion; provided, however, that if the Reduced Amounts payable under Section 6(b)(i) cannot be Finally Determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the sixtieth (60th) day after the Date of Termination, with the payment date determined by the Company in its sole discretion.  At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

(d)            The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.  The Company shall pay to the Executive all legal fees and expenses incurred by the Executive (i) in obtaining or enforcing any benefit or right provided by this Agreement or (ii) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder, provided that, in either case, Executive prevails on the merits of such action.  In the event of a claim as to which Executive only obtains partial recovery or relief, Executive shall be considered to have prevailed if Executive should receive more than 50% of the amount or relief claimed.  Such payments shall be made within five (5) business days after the later of (y) delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require and (z) a final, non-appealable judgment from a court of competent jurisdiction or the binding conclusion of an audit, investigation or proceeding by the IRS or applicable agency.

(e)           All reimbursements and in-kind benefits described in this Section 6 shall be made within the time periods set forth in Treasury Reg. § 1.409A-3(i)(1)(iv) to the extent applicable.  The amount of expenses eligible for reimbursement, and the in-kind benefits provided, during any year pursuant to this Section 6 shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other year.

7.	Termination Procedures and Compensation During Dispute.

(a)           Notice of Termination.  After a Change in Control and during the Term, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include an invitation to attend a meeting of the Board, to be held no sooner than fifteen (15) days and no later than thirty (30) days following the date of such Notice of Termination for the purpose of considering whether Cause existed for the Executive’s termination.  If the Executive elects to attend the meeting, the Executive and his or her counsel shall be given the opportunity to address the Board.  At the conclusion of the meeting, the Board shall vote whether the Executive was guilty of conduct giving rise to Cause hereunder, which vote shall require not less than three-quarters (3/4) of the entire membership of the Board in order to confirm the Executive’s termination for Cause.  If the Board fails to confirm the Executive’s termination for Cause, the Board may elect to reinstate the Executive or treat the termination as a termination without Cause for purposes of this Agreement.  The Company shall have no liability to the Executive with respect to any benefit other than cash compensation that is denied the Executive during the period between the delivery of a Notice of Termination for Cause and the Board’s subsequent failure to confirm that Cause existed.  Notice of Termination due to a Good Reason must be provided by the Executive to the Company within ninety (90) days of the occurrence of the event which is the basis for such Good Reason exists.

(b)           Date of Termination.  The “Date of Termination,” with respect to any termination of the Executive's employment after a Change in Control and during the Term, shall mean the date specified in the Notice of Termination which, except in the case of a termination for Cause, shall not be less than fifteen (15) days from the date such Notice of Termination is given and in the case of a “Good Reason,” shall mean the notice and cure period requirements contained in Sections 7(a) and 16(p) herein.  Notwithstanding the foregoing, the Company shall have the right to restrict the Executive’s access to company facilities and properties, and to terminate the Executive’s authority to act on behalf of the Company, in such manner as the Company, in its sole discretion, shall deem appropriate during the period between the delivery of such a Notice of Termination and the Date of Termination.  The Date of Termination with respect to a termination for Cause shall be the date the Notice of Termination is delivered to the Executive or such later date as the Company shall expressly provide; provided, however, that if a Notice of Termination for Cause is delivered to the Executive and the Board subsequently determines pursuant to Section 7(a) hereof that Cause did not exist but does not reinstate the Executive, the Date of Termination shall be deemed to be the date of such Board determination.

8. No Mitigation.  The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise except as expressly provided herein.

9.	Successors; Binding Agreement.

(a)           In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to or upon the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  For purposes of the payment provided for in the previous sentence, such payment shall only occur if the succession is a “change in control” of the Company as defined in Treasury Regulation 1.409A-3(i)(5).  If the Company successfully obtains such assumption and agreement prior to or upon the effectiveness of any such succession and the successor extends an offer of employment to the Executive, any termination of the Executive’s employment with the Company incident to such succession shall be ignored for purposes of this Agreement; provided that nothing contained in this Section 9(a) shall limit the Executive’s right to terminate employment with the successor for Good Reason if the succession constitutes a Change in Control and the successor takes any action subsequent to such succession that would constitute Good Reason hereunder.

(b)           This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

10. Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive's signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Tractor Supply Company
200 Powell Place
Brentwood, TN 37027
Attention:  General Counsel

11. Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee.  All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 4, 6 and 7 hereof) shall survive such expiration.

12. Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Settlement of Disputes.  Except as otherwise provided by law, this Agreement or the specific terms of any employee benefit plan of the Company, all claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing.  The Executive shall provide the Board with all materials and information reasonably requested by the Board in connection with its review of any such claim.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing within 90 days of its receipt of the claim and shall set forth the specific reasons for the denial, the specific provisions of this Agreement relied upon, a description of any additional material or information necessary to perfect the claim, and a statement of the Executive’s right to file an action under ERISA.  The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied.  In pursuing his or her appeal, the Executive shall be permitted to submit written comments, documents, records or other relevant information relating to his or her claim.  In addition, the Executive will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The Company’s review will take into account all information submitted by the Executive regarding the claim, regardless of whether or not such information was submitted or considered in the initial determination.  The Company will render its decision on such review within a reasonable period of time, but not later than 60 days from the Company’s receipt of the Executive’s written appeal.  If the appeal is denied in whole or in part, the Executive will receive a written notification of the denial which will include (i) the specific reasons for the denial, (ii) reference to the specific provisions of the Agreement upon which the denial was based and (iii) a statement of the Executive’s right to bring an action under ERISA.

15. Compliance with Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A of the Code, the Company may, with the consent of the Executive, adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code.

16. Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)           “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b)           “Auditor” shall have the meaning set forth in Section 6(b) hereof.

(c)           “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(d)           “Board” shall mean the Board of Directors of the Company.

(e)           “Cause” for termination by the Company of the Executive's employment shall mean (i) Executive’s failure or refusal to carry out the lawful directions of the Company, which are reasonably consistent with the responsibilities of the Executive’s position; (ii) a material act of dishonesty or disloyalty by Executive related to the business of the Company; (iii) Executive’s conviction of a felony, a lesser crime against the Company, or any crime involving dishonest conduct; (iv) Executive’s habitual or repeated misuse or habitual or repeated performance of the Executive’s duties under the influence of alcohol or controlled substances; or (v) any incident materially compromising the Executive’s reputation or ability to represent the Company with the public or any act or omission by the Executive that substantially impairs the Company’s business, good will or reputation.

(f)           “Change in Control” shall be deemed to have occurred if:

(i) Any Person (including a “group” as defined in Section 14(d) of the Exchange Act) other than an Exempt Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 35% of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change of Control shall be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(ii) During any two (2) consecutive years during the Term, individuals who at the beginning of such two (2) year period constitute the Board and any new director whose election to the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director being referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) Consummation of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the outstanding voting securities of the Company; or

(iv) A sale or other disposition of all or substantially all of the assets of the Company (other than in a transaction in which all or substantially all of the individuals and entities who were the Beneficial Owners of outstanding voting securities of the Company immediately prior to such sale or other disposition beneficially own, directly or indirectly, substantially all of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the acquirer of such assets (either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such sale or other disposition), or the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(g)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h)           “Company” shall mean Tractor Supply Company and, except in determining whether or not any Change in Control of the Company has occurred, shall include any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(i)           “Date of Termination” shall have the meaning set forth in Section 7(b) hereof.

(j)           “Disability” shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

(k)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(l)           “Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.

(m)           “Executive” shall mean the individual named in the preamble to this Agreement.

(n)           “Exempt Person” shall mean Joseph H. Scarlett, Jr., his spouse, his children and their spouses, and his grandchildren (or the legal representative of any such person) and each trust for the benefit of any such person.

(o)           “Finally Determined” shall mean, with respect to the computation of any Reduced Amount, that the Payment or the Excise Tax related thereto, has been the subject of an audit adjustment by the Internal Revenue Service that is either (i) agreed to by both the Executive and the Company, such agreement not to be unreasonably withheld, or (ii) sustained by a court of competent jurisdiction in a decision with which the Executive and the Company concur, such concurrence not to be unreasonably withheld, or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed or there is no further right of appeal.

(p)           “Good Reason” for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (i), (v) or (vi) below, such act or failure to act is corrected within the later of 30 days of the Company’s receipt of notice of Good Reason from the Executive or prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i)
the assignment to the Executive of any duties materially inconsistent with the Executive's status as a senior executive officer of the Company or a material adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control;

(ii)	a material reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(iii)
the relocation of the Executive's principal place of employment to a location more than 50 miles from the Executive's principal place of employment immediately prior to the Change in Control or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

(iv)
the failure by the Company to pay to the Executive any material portion of the Executive's current compensation, or to pay to the Executive any material portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(v)
the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control; or

(vi)
the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the Company's normal vacation policy in effect at the time of the Change in Control.

The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(q)           “Notice of Termination” shall have the meaning set forth in Section 7(a) hereof.

(r)           “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company

(s)           “Retirement” shall be deemed the reason for the termination by the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

(t)           “Severance Payments” shall have the meaning set forth in Section 6(a) hereof.

(u)           “Tax Counsel” shall have the meaning set forth in Section 6(b) hereof.

(v)           “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

IT WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By: /s/ Benjamin F. Parrish, Jr.
Name: Benjamin F. Parrish, Jr.
Title: Senior Vice President and General Counsel

EXECUTIVE

                 /s/ James F. Wright
Name: James F. Wright

Address:

________________________________________

(Please print carefully)